--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                           ------------------------

                                  SCHEDULE TO
                                  (Rule 13e-4)

          TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                         Crestline Capital Corporation
         (Name of Subject Company (Issuer) and Filing Person (Offeror))


                     Common Stock, Par Value $.01 Per Share
                         (Title of Class of Securities)

                                  226153 10 4
                     (CUSIP Number of Class of Securities)

                            Tracy M.J. Colden, Esq.
                   Senior Vice President and General Counsel
                         Crestline Capital Corporation
                              6600 Rockledge Drive
                                   Suite 600
                           Bethesda, Maryland  20817
                                 (240) 694-2000

                                With a copy to:

                             Scott C. Herlihy, Esq.
                                Latham & Watkins
                           11400 Commerce Park Drive
                                   Suite 200
                            Reston, Virginia  20191
                                 (703) 390-0900
         (Name, address, and telephone numbers of persons authorized to receive notices and communications on behalf of filing persons)

                                         CALCULATION OF FILING FEE:
------------------------------------------------------------------------------------------------------------------
                 Transaction Valuation                                     Amount of Filing Fee
                 ---------------------                                     --------------------

                    Not Applicable
------------------------------------------------------------------------------------------------------------------

[ ] Check the box if any part of the fee is offset as provided by Rule 0-
    11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    Amount Previously Paid:                             Filing Party:
    Form or Registration No.:                           Date Filed:

[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[ ] third party tender offer subject to Rule 14d-1.

[X] issuer tender offer subject to Rule 13e-4.

[ ] going-private transaction subject to Rule 13e-3.

[ ] amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Items 1-11, 13.

  Not Applicable.


Item 12.  Exhibits.

  (a)(5)(i) Text of press release issued by Crestline Capital Corporation on November 14, 2000.

                                 EXHIBIT INDEX

Exhibit
Number              Description
------              -----------


(a)(5)(i) Text of press release issued by Crestline Capital Corporation on November 14, 2000.